Exhibit 99.(e)(i)(c)

 ETF Distribution Agreement

THIS ETF DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and AIM ETF Products Trust (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the ETF Distribution Agreement between the parties effective as of April 8, 2020 as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by either (i) the Funds’ board of trustees or (ii) a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the Funds, provided that in either event the continuance is also approved by a majority of the trustees of the Trust who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in accordance with the 1940 Act and the rules thereunder, as interpreted by the U.S. Securities and Exchange Commission or its staff from time to time. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act and Rule 18f-2 thereunder) of the Funds, or by the Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES, LLC		AIM ETF PRODUCTS TRUST

By:	/s/ Mark Fairbanks	By:	/s/ Brian Muench
	Mark Fairbanks, Vice President	Name: Brian Muench
Title: President